EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com
Bank of Marin Bancorp Announces Increase in Cash Dividend
Increase follows third quarter earnings of $4.8 Million

NOVATO, CA, October 19, 2015 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced that on October 16, 2015, its Board of Directors approved a quarterly cash dividend of $0.24 per share, a $0.02 increase from the prior quarter. The cash dividend is payable to shareholders of record at the close of business on October 30, 2015 and will be payable on November 6, 2015.

“The increase in our dividend this quarter reflects our continued strong performance and our optimism for the future of the Bank,” said Russell A. Colombo, President and Chief Executive Officer. “We are pleased to share our success with the shareholders of Bank of Marin.”

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $1.9 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of future acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.